EXHIBIT 99.1

Contact: Alan Caminiti 914-701-8400

FOR IMMEDIATE RELEASE

Wake Smith Promoted to Chief Operating Officer
At Atlas Air Worldwide Holdings, Inc.

Purchase, N.Y., June 25, 2004 - Wake Smith, Senior Vice President of Corporate Planning and Business Development for Atlas Air Worldwide Holdings, Inc. (AAWH)(Pink Sheets: AAWHQ), has been promoted to Senior Vice President and Chief Operating Officer.

In his new position, Mr. Smith will oversee all aspects of AAWH’s operation, including Flight Operations, Worldwide Ground and Technical Operations, Safety, Information Technology, and Process Improvement. In addition, he will continue to be involved in strategic planning and in executing the restructuring plan for the Company, which is set to emerge from Chapter 11 in late July.

“Wake has served the Company very well during challenging times,” said Jeffrey H. Erickson, President and Chief Executive Officer of AAWH. “With his broad knowledge of the Company and its respective business segments, experience in the industry, and given the key role he has played in our restructuring, I am confident that Wake will do a great job as Chief Operating Officer.”

Mr. Smith joined AAWH in 2000 as a consultant working on a number of special projects, including the creation of Global Supply Systems (GSS), a cargo airline in the United Kingdom in which AAWH has a minority stake. In February of 2003, he was named Vice President of Strategic Development, and earlier this year was promoted to Senior Vice President of Strategic Planning and Business Development.

Prior to his time at AAWH, he was President of FlightSafety Boeing Training International, the world’s largest provider of flight training for commercial aircraft. Earlier, he was a partner at Simat, Helliesen & Eichner, the world’s largest aviation consultancy, where he led that company’s airline restructuring practice.

Mr. Smith holds a Bachelor of Arts degree from Yale University and earned his MBA from Harvard Business School.

About AAWH:

AAWH is the parent company of Atlas Air, Inc and Polar Air Cargo, Inc, which together operate the world’s largest fleet of 747 freighter aircraft. Atlas Air, Inc. is the world’s leading provider of ACMI (aircraft, crew, maintenance and insurance) freighter aircraft to major airlines around the globe. Polar Air Cargo, Inc. is among the world’s leading providers of airport-to-airport freight carriage. Polar operates a global, scheduled-service network and serves substantially all major trade lanes of the world. Through both of its principal subsidiaries, AAWH also provides commercial and military charter services.

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